EXHIBIT 99.1




News                                                   SILGAN HOLDINGS INC.
For Immediate Release                                  4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160




               SILGAN HOLDINGS ANNOUNCES FOURTH QUARTER AND RECORD
                     FULL YEAR EARNINGS FOR 2007 AND EXPECTS
                           CONTINUED STRENGTH IN 2008


STAMFORD, CT, January 29, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported record full year 2007 net income of $122.8 million, or $3.22 per diluted share, as compared to full year 2006 net income of $104.0 million, or $2.74 per diluted share. Results for 2007 included rationalization charges of $0.10 per diluted share net of tax. Results for 2006 included rationalization charges of $0.29 per diluted share net of tax, partially offset by a benefit of $0.15 per diluted share, net of fees, attributable to tax initiatives implemented during the year. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"We are pleased with the results for the full year, with adjusted net income per diluted share increasing 15.3 percent," said Tony Allott, President and CEO. "While inventory fluctuations and the timing of certain pack products made quarterly comparisons difficult in the metal food container business, full year earnings in this business improved significantly in 2007. Our plastic


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SILGAN HOLDINGS
January 29, 2008
Page 2


container business improved its operating results despite the negative effects of an escalating resin environment, as we leveraged incremental volumes against an improved cost structure and benefited from the Cousins-Currie acquisition. Our closures business benefited from stronger domestic unit volumes and the full year impact of the acquired international closures operations, and delivered strong year-over-year performance," continued Mr. Allott. "In addition, we have continued to successfully implement various management transitions that assure our ability to further drive shareholder value in 2008 and beyond," concluded Mr. Allott.

Highlights of the Company's performance in 2007 include:

   o Achieved record net sales and income from operations and increased adjusted net income per diluted share by 15.3 percent over the prior year.

   o Increased income from operations in each of the business segments.

   o Invested over $150 million in capital to support growth and productivity improvements and delivered attractive returns on segment assets in each business.

   o Increased the annual cash dividend by 33 percent to $0.64 per share.

   o Continued to strengthen the Balance Sheet through positive cash flows and disciplined investment strategies.

   o Successfully negotiated renewals or extensions of various long-term customer contracts representing more than 35 percent of net sales in our metal food container business, including a significant contract extension with one of our largest customers.

   o Successfully integrated our worldwide closures operations into a third sustainable business segment with net sales of $615.2 million and income from operations of $66.2 million in 2007.

   o Established a new Food Can Product Development facility to augment our Technical Center and accelerate innovation in metal food packaging.

   o Successfully negotiated a major long-term labor agreement covering multiple metal food can facilities.

   o Continued to implement our management succession plan.


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SILGAN HOLDINGS
January 29, 2008
Page 3


Full Year

Net sales for the full year 2007 were a record $2.92 billion, an increase of $255.5 million, or 9.6 percent, as compared to $2.67 billion in 2006. This increase was largely the result of the full year impact from the acquisitions of the international closures operations and Cousins-Currie. Also contributing to this increase were higher average selling prices across all businesses primarily as a result of the pass through of higher raw material and other manufacturing costs, improved volumes in each business and favorable foreign currency translation.

Income from operations for 2007 was $259.2 million, an increase of $44.6 million, or 20.8 percent, as compared to $214.6 million for 2006, and operating margin increased to 8.9 percent from 8.0 percent for the same periods. The increase in income from operations was attributable to stronger earnings across all three businesses and the impact of $10.7 million lower rationalization charges versus the prior year.

Interest and other debt expense for the full year 2007 was $66.0 million, an increase of $6.6 million as compared to 2006. This increase was primarily due to the full year impact of the 2006 acquisition borrowings.

The Company's effective tax rate for 2007 was 36.5 percent as compared to 33.0 percent in 2006. The increase in the effective tax rate was primarily attributable to the cumulative prior year benefits of tax initiatives related to research and development tax credits recorded in 2006, partly offset by lower statutory rates in certain jurisdictions associated with acquired international operations.

The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to free cash flow, a Non-GAAP financial measure, which adjusts net cash provided by operating activities for capital expenditures. The Company's free cash flow for 2007 was $124.7 million versus $99.7 million in 2006. While free cash flow improved versus 2006, working capital levels at year end 2007 were higher than originally forecasted, primarily as a result of decisions made later in the year not to reduce inventories to projected levels and the timing of payments to certain vendors.


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SILGAN HOLDINGS
January 29, 2008
Page 4


Metal Food Containers

Net sales of the metal food container business were $1.68 billion in 2007, an increase of $55.5 million, or 3.4 percent, as compared to $1.62 billion in 2006. This increase was primarily the result of higher average selling prices as a result of the pass through of higher raw material and other manufacturing costs as well as slightly higher unit volumes.

Income from operations of the metal food container business in 2007 was $151.3 million, an increase of $17.9 million as compared to $133.4 million in 2006, and operating margin increased to 9.0 percent from 8.2 percent over the same periods. This improvement was a result of $6.6 million lower rationalization charges in 2007, benefits derived from ongoing cost reduction initiatives including from plant closings completed during the year, slightly higher unit volumes and improved manufacturing performance. These benefits were partially offset by the negative cost impact attributable to the reduction of provisional inventory in 2007 as compared to the benefits of building this inventory in 2006.

Plastic Containers

Net sales of the plastic container business were $627.4 million in 2007, an increase of $35.1 million, or 5.9 percent, as compared to $592.3 million in 2006. This increase was principally a result of the Cousins-Currie acquisition, improved unit volumes and higher average selling prices as a result of the pass through of higher raw material costs, partially offset by a less favorable mix of products sold.

Income from operations in the plastic container business was $50.2 million, an increase of $7.7 million as compared to 2006, and operating margin increased to
8.0 percent from 7.2 percent over the same periods. Income from operations increased primarily as a result of the impact of the Cousins-Currie acquisition, a $4.1 million reduction in rationalization charges in 2007, improved volumes and the benefits of productivity improvements and cost reductions. These benefits were partially offset by the negative effect of resin cost increases and the timing of the corresponding customer price pass through and a less favorable mix of products sold.


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SILGAN HOLDINGS
January 29, 2008
Page 5


Closures

Net sales of the closures business were $615.2 million for 2007, an increase of $164.9 million, or 36.6 percent, as compared to $450.3 million in 2006. This increase was primarily the result of the full year impact from the international closures acquisition, favorable foreign currency translation, strong unit volume increases and higher average selling prices due to the pass through of higher raw material costs.

Income from operations in the closures business for 2007 increased $16.4 million to $66.2 million, as compared to $49.8 million in 2006. This increase was primarily attributable to the full year effect of the international closures acquisition, improved volumes and continued cost reductions across the closures business. Operating margin for 2007 decreased to 10.8 percent from 11.1 percent in 2006 due primarily to the inclusion for the full year of the international operations which generally incur selling, general and administrative expenses at a higher percentage of sales as compared to the domestic operations.

Fourth Quarter

The Company reported net income for the fourth quarter of 2007 of $19.9 million, or $0.52 per diluted share, as compared to net income for the fourth quarter of 2006 of $20.8 million, or $0.55 per diluted share. Results for the fourth quarter of 2007 included pre-tax rationalization charges of $1.7 million, or $0.03 per diluted share net of tax, while results for the fourth quarter of 2006 included pre-tax rationalization charges of $6.3 million, or $0.11 per diluted share net of tax.

Net sales for the fourth quarter of 2007 increased $39.8 million, or 6.2 percent, to $683.8 million as compared to $644.0 million in the fourth quarter of 2006. This increase was principally the result of the full quarter impact from certain smaller components of the international closures acquisitions completed in late December 2006 and January 2007, the inclusion of the Cousins-Currie acquisition, higher average selling prices across the businesses due to price increases in response to higher raw material and other manufacturing costs, favorable foreign currency translation and increased volumes in each business. These benefits were partially offset by a less favorable mix of products sold in the metal food container business.


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SILGAN HOLDINGS
January 29, 2008
Page 6


Income from operations for the fourth quarter of 2007 was $46.0 million, a decrease of $2.2 million over the same period in 2006. This decrease was primarily the result of a less favorable mix of products sold in the metal food container business due to the delayed tomato pack in 2006 that benefited the fourth quarter of that year, a negative comparison relating to the 2006 provisional inventory build in the metal food container business, the benefit of a one-time management fee in 2006 related to the delayed acquisition of certain international closures operations and the negative lag effect of recovering resin price escalations that occurred late in the fourth quarter of 2007. These items were largely offset by $4.6 million of lower rationalization charges and improved volumes across each of the businesses.

Interest and other debt expense for the fourth quarter of 2007 was $15.7 million, a decrease of $0.3 million as compared to the fourth quarter of 2006. This decrease resulted primarily from lower market interest rates and offsetting interest income attributable to the cash balances held during the fourth quarter.

The effective tax rate for the fourth quarter of 2007 was 34.4 percent as compared to 35.5 percent for the same period in 2006. The decrease in the effective tax rate was principally due to lower statutory rates in certain jurisdictions.

Dividend

On December 14, 2007, the Company paid a quarterly cash dividend in the amount of $0.16 per share to holders of record of common stock of the Company on November 30, 2007. This dividend payment aggregated $6.1 million.

Management Succession

On October 1, 2007, the Company implemented certain previously planned management changes which represent a continuation of the management succession plan that began in 2004. As part of that plan, Adam Greenlee, who previously served as President of the domestic closures operations, was promoted to Executive Vice President of Operations for Silgan Holdings. Peter Konieczny, formerly President of the international closures operations, was promoted to the


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SILGAN HOLDINGS
January 29, 2008
Page 7


newly created position of President of the global closures business and will be relocating to the United States.

Jim Beam, who served as President of the metal food container business for the past 18 years, has assumed an Executive Vice President role at Silgan Holdings as part of the Corporate Development team. Thomas Snyder, formerly Executive Vice President of the metal food container business, was promoted to the position of President.

Russ Gervais, who served as President of the plastic container business for the past 15 years, has assumed an Executive Vice President role at Silgan Holdings as part of the Corporate Development team. Alan Koblin, who was formerly President of the Consumer Products operations, was promoted to President of the plastic container business.

Outlook for 2008

The Company currently estimates that its adjusted net income per diluted share for the full year 2008, which excludes rationalization charges, will be in the range of $3.45 to $3.65, benefiting from capital investments made in 2007, continued cost reductions and productivity improvements, modest volume growth and lower interest expense, partially offset by inflation in manufacturing and other costs.

Net sales in the metal food container business are expected to increase in 2008 as compared to 2007 primarily as a result of price increases to pass through higher raw material and other manufacturing costs and flat to slightly higher unit volumes. Operating profit in the metal food container business is expected to show modest improvement, as the impact of higher net sales, cost reductions and productivity initiatives and other benefits derived from capital investments should more than offset anticipated inflation in manufacturing and other costs. In the plastic container business, net sales are expected to increase as a result of the pass through of higher raw material costs and modest volume growth. The benefits of incremental volume and productivity enhancements are expected to be largely offset by the negative lag effects from resin pass throughs and inflation in manufacturing and other costs. Net sales and operating income in the closures business are expected to increase in 2008, primarily attributable to increased volumes,


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SILGAN HOLDINGS
January 29, 2008
Page 8


ongoing cost reductions and productivity improvements which are expected to be partly offset by manufacturing and other cost inflation.

The Company expects interest expense to decrease in 2008 as compared to 2007, primarily due to anticipated lower market interest rates and the benefits from either higher cash balances or lower outstanding debt balances.

The Company currently estimates that it will generate higher free cash flow in 2008 versus 2007 as a result of more normal levels of capital expenditures and modest reductions in working capital.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2008, which excludes rationalization charges, in the range of $0.45 to $0.55, as compared to adjusted net income per diluted share of $0.77 in the first quarter of 2007. The first quarter of 2007 benefited from strong results in the metal food container business as a result of the provisional inventory build, the lag effect of the recovery of resin cost escalations experienced in the fourth quarter of 2006 as resin costs declined during the first quarter of 2007, and a one-time sale of capping equipment. None of these are expected to repeat in the first quarter of 2008. In addition, the plastic container business is expected to be negatively impacted by a lag in passing through recent resin price increases.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2007 at 11:00 a.m. eastern time on January 30, 2008. The toll free number for domestic callers is (888) 663-2230, and the number for international callers is (913) 312-0954. For those unable to listen to the live call, a taped rebroadcast will be available through February 13, 2008. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 6145463.

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SILGAN HOLDINGS
January 29, 2008
Page 9


Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.92 billion in 2007. Silgan operates 68 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2006 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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                                       SILGAN HOLDINGS INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                            For the quarter and year ended December 31,
                          (Dollars in millions, except per share amounts)


                                                          Fourth Quarter               Year Ended
                                                          --------------               ----------
                                                        2007         2006          2007          2006
                                                        ----         ----          ----          ----
Net sales                                              $683.8       $644.0       $2,923.0      $2,667.5

Cost of goods sold                                      599.8        553.4        2,509.3       2,305.1
                                                       ------       ------       --------      --------

   Gross profit                                          84.0         90.6          413.7         362.4

Selling, general and administrative expenses             36.3         36.1          148.8         131.4

Rationalization charges                                   1.7          6.3            5.7          16.4
                                                       ------       ------       --------      --------

   Income from operations                                46.0         48.2          259.2         214.6

Interest and other debt expense before loss
   on early extinguishment of debt                       15.7         15.8           66.0          59.2

Loss on early extinguishment of debt                      -            0.2            -             0.2
                                                       ------       ------       --------      --------

   Interest and other debt expense                       15.7         16.0           66.0          59.4
                                                       ------       ------       --------      --------

   Income before income taxes                            30.3         32.2          193.2         155.2

Provision for income taxes                               10.4         11.4           70.4          51.2
                                                       ------       ------       --------      --------

   Net income                                          $ 19.9       $ 20.8       $  122.8      $  104.0
                                                       ======       ======       ========      ========

Earnings per share:
   Basic net income per share                           $0.53        $0.55          $3.26         $2.78
   Diluted net income per share                         $0.52        $0.55          $3.22         $2.74

Cash dividends per common share                         $0.16        $0.12          $0.64         $0.48

Weighted average shares (000's):
   Basic                                               37,738       37,514         37,674        37,388
   Diluted                                             38,213       38,017         38,165        37,913



                                   SILGAN HOLDINGS INC.
                   CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                        For the quarter and year ended December 31,
                                   (Dollars in millions)

                                            Fourth Quarter                Year Ended
                                            --------------                ----------
                                          2007         2006          2007           2006
                                          ----         ----          ----           ----
Net sales:
     Metal food containers               $384.7       $382.2       $1,680.4       $1,624.9
     Plastic containers                   154.7        140.1          627.4          592.3
     Closures                             144.4        121.7          615.2          450.3
                                         ------       ------       --------       --------
         Consolidated                    $683.8       $644.0       $2,923.0       $2,667.5
                                         ======       ======       ========       ========

Income from operations:
     Metal food containers (a)           $ 32.1       $ 32.8       $  151.3       $  133.4
     Plastic containers (b)                 7.6          9.8           50.2           42.5
     Closures                               7.8          8.6           66.2           49.8
     Corporate                             (1.5)        (3.0)          (8.5)         (11.1)
                                         ------       ------       --------       --------
         Consolidated                    $ 46.0       $ 48.2       $  259.2       $  214.6
                                         ======       ======       ========       ========


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  December 31,
                              (Dollars in millions)

                                                             2007          2006
                                                             ----          ----
Assets:
     Cash and cash equivalents                            $   95.9      $   16.7
     Trade accounts receivable, net                          219.8         232.5
     Inventories                                             427.8         426.6
     Other current assets                                     27.7          42.0
     Property, plant and equipment, net                      939.6         894.6
     Other assets, net                                       429.2         396.0
                                                          --------      --------
         Total assets                                     $2,140.0      $2,008.4
                                                          ========      ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt                  $  378.0      $  406.6
     Current and long-term debt                              992.5         955.6
     Other liabilities                                       269.4         279.7
     Stockholders' equity                                    500.1         366.5
                                                          --------      --------
         Total liabilities and stockholders' equity       $2,140.0      $2,008.4
                                                          ========      ========


(a) Includes rationalization charges of $1.7 million and $4.9 million for the fourth quarters of 2007 and 2006, respectively, and $5.5 million and $12.1 million for the years ended 2007 and 2006, respectively.
(b) Includes rationalization charges of $1.4 million for the fourth quarter of 2006 and $0.2 million and $4.3 million for the years ended 2007 and 2006, respectively.

                              SILGAN HOLDINGS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                         For the year ended December 31,
                              (Dollars in millions)


                                                                     2007          2006
                                                                     ----          ----
Cash flows provided by (used in) operating activities:
     Net income                                                    $ 122.8       $ 104.0
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                               139.3         127.4
         Rationalization charges                                       5.7          16.4
         Other                                                       (13.6)         19.8
         Other changes that provided (used) cash, net
           of effects from acquisitions:
              Trade accounts receivable, net                          24.3         (18.7)
              Inventories                                             11.5         (37.5)
              Trade accounts payable and other changes, net          (10.3)         10.0
                                                                   -------       -------
         Net cash provided by operating activities                   279.7         221.4
                                                                   -------       -------

Cash flows provided by (used in) investing activities:
     Purchases of businesses, net of cash acquired                    (7.8)       (318.2)
     Capital expenditures                                           (155.0)       (121.7)
     Proceeds from asset sales                                         3.9           1.4
                                                                   -------       -------
         Net cash used in investing activities                      (158.9)       (438.5)
                                                                   -------       -------

Cash flows provided by (used in) financing activities:
     Dividends paid on common stock                                  (24.3)        (18.0)
     Net (repayments) borrowings and other financing activitie       (17.3)        231.3
                                                                   -------       -------
         Net cash (used in) provided by financing activities         (41.6)        213.3
                                                                   -------       -------

Cash and cash equivalents:
     Net increase (decrease)                                          79.2          (3.8)
     Balance at beginning of year                                     16.7          20.5
                                                                   -------       -------
     Balance at end of period                                      $  95.9       $  16.7
                                                                   =======       =======


                                SILGAN HOLDINGS INC.
             RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                    (UNAUDITED)
                     For the quarter and year ended December 31,

                                      Table A
                                      -------


                                              Fourth Quarter            Year Ended
                                              --------------            ----------
                                              2007       2006         2007       2006
                                              ----       ----         ----       ----

Net income per diluted share as reported     $0.52      $0.55        $3.22      $2.74

Adjustments:
  Rationalization charges, net of tax         0.03       0.11         0.10       0.29
  Cumulative prior year benefit of
    R&D tax credits                            -          -            -        (0.15)
                                             -----      -----        -----      -----
Adjusted net income per diluted share        $0.55      $0.66        $3.32      $2.88
                                             =====      =====        =====      =====

                                SILGAN HOLDINGS INC.
             RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                    (UNAUDITED)
                           For the quarter and year ended,

                                      Table B
                                      -------


                                                 First Quarter                      Year Ended
                                                 -------------                      ----------
                                                   March 31,                       December 31,
                                                   ---------                       ------------
                                               Estimated      Actual            Estimated     Actual
                                               ---------      ------            ---------     ------
                                             Low      High                    Low      High
                                             2008     2008     2007           2008     2008    2007
                                             ----     ----     ----           ----     ----    ----
Net income per diluted share as estimated
  for 2008 and as reported for 2007         $0.43    $0.53    $0.75          $3.42    $3.62   $3.22

Adjustments:
  Rationalization charges, net of tax        0.02     0.02     0.02           0.03     0.03    0.10
                                            -----    -----    -----          -----    -----   -----
Adjusted net income per diluted share
   as estimated for 2008 and presented
      for 2007                              $0.45    $0.55    $0.77          $3.45    $3.65   $3.32
                                            =====    =====    =====          =====    =====   =====




                              SILGAN HOLDINGS INC.
                      RECONCILIATION OF FREE CASH FLOW (2)
                                   (UNAUDITED)
                         For the year ended December 31,
                              (Dollars in millions)


                                    Table C
                                    -------



                                                 2007           2006
                                                 ----           ----

Net cash provided by operating activities      $ 279.7        $ 221.4

   Capital expenditures                         (155.0)        (121.7)
                                               -------        -------

Free cash flow                                 $ 124.7        $  99.7
                                               =======        =======

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and the cumulative effect of prior year tax benefits recorded in 2006 attributable to tax initiatives completed during 2006 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company's management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities less capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.